Filed Pursuant to Rule 424(b)(3)
File No. 333-162085

AEROFLEX INCORPORATED

SUPPLEMENT NO. 3 TO
MARKET MAKING PROSPECTUS DATED
OCTOBER 6, 2009

THE DATE OF THIS SUPPLEMENT IS APRIL 13, 2010

On April 7, 2010, Aeroflex Incorporated filed the attached Current Report on Form 8-K.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 7, 2010

Aeroflex Incorporated
(Exact name of registrant as specified in charter)

Delaware	000-02324	11-1974412
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

35 South Service Road
Plainview, New York  11803
(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (516) 694-6700

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events.

On April 7, 2010, Aeroflex Holding Corp., the parent company of Aeroflex Incorporated, issued a press release announcing that it filed a registration statement on Form S-1 with the U.S. Securities and Exchange Commission relating to a proposed initial public offering of its common stock.  A copy of the press release is attached hereto as Exhibit 99.1.

Item 9.01. Financial Statements and Exhibits.

The following exhibit is filed with this Current Report pursuant to Item 8.01.

(d) Exhibits

Exhibit 99.1: Press Release dated April 7, 2010.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AEROFLEX INCORPORATED
	By:	/s/ John Adamovich, Jr.
		Name:	John Adamovich, Jr.
		Title:	Senior Vice President and Chief Financial Officer

Dated: April 7, 2010

Exhibit 99.1

Aeroflex Holding Corp. Files Registration Statement for Proposed Initial Public Offering

PLAINVIEW, NEW YORK, April 7, 2010 -- Aeroflex Holding Corp., the parent company of Aeroflex Incorporated, announced today that it has filed a registration statement with the U.S. Securities and Exchange Commission relating to the proposed initial public offering of its common stock. The offered shares are expected to be sold by Aeroflex Holding Corp. and VGG Holding LLC, the parent company of Aeroflex Holding Corp.  Aeroflex Holding Corp. intends to use a significant portion of the proceeds it receives from the sale of its shares to enable Aeroflex Incorporated to (i) redeem a portion of Aeroflex Incorporated’s 11.75% senior notes due 2015 and (ii) prepay a portion of the term loans outstanding under Aeroflex Incorporated’s senior subordinated unsecured credit facility, which term loans bear interest at a rate of 11.75% per annum and mature in 2015.  Aeroflex Holding Corp. will not receive any proceeds from the sale of shares of its common stock by VGG Holding LLC.

Goldman, Sachs & Co., Credit Suisse Securities (USA) LLC, J.P. Morgan Securities Inc. and Morgan Stanley & Co. Incorporated are serving as bookrunners for the offering, and Barclays Capital Inc., Deutsche Bank Securities Inc., Thomas Weisel Partners LLC and UBS Securities LLC are serving as co-managers of the offering.  The number of shares to be sold and price range for the proposed offering have not yet been determined.

The offering will be made only by means of a prospectus.  When available, copies of the preliminary prospectus relating to the offering may be obtained from the prospectus departments of Goldman, Sachs & Co. at 200 West Street, New York, NY 10282, Attention: Prospectus Department, phone: 866-471-2526 or email: prospectus-ny@ny.email.gs.com; Credit Suisse Securities (USA) LLC at Prospectus Department, One Madison Avenue, 1B, New York, NY 10010, Phone: (800) 221-1037, J.P. Morgan Securities Inc. at c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, New York 11717, or by calling toll-free at 1-866-803-9204 or Morgan Stanley & Co. Incorporated at via telephone: (866) 718-1649; email: prospectus@morganstanley.com; or standard mail at Morgan Stanley & Co. Incorporated, 180 Varick Street, New York, NY 10014, Attn: Prospectus Department.

A registration statement relating to these securities has been filed with the Securities and Exchange Commission but has not yet become effective. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective.  This communication shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Aeroflex Holding Corp.

Aeroflex Holding Corp. is the holding company for Aeroflex Incorporated, a leading global provider of microelectronic components and test and measurement equipment used by companies in the space, avionics, defense, commercial wireless communications, medical and other markets.

Investor Inquiries:
Andrew Kaminsky
Aeroflex Holding Corp.
(516) 752-6401
andrew.kaminsky@aeroflex.com